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                                                                    EXHIBIT 1(d)


                        Marie Daley, Annuity Services Officer
                        Andrew J. Stack, Marketing Officer
                        Mary Lynn Finelli, Financial Reporting Officer
                        A, Dennis Kolesinskas, Assistant Financial Officer Sarah C. Lange, Vice President-Investment Officer Timothy P. Henry, Investment Officer
                        Edward Schmid, Investment Officer
                        Stephen L. White, Vice President & Actuary
                        Richard D. Pitts, Vice President & Actuary
                        Louise Goldman, Tax Officer
                        Linda E. Senker, Legal Officer & Assistant Secretary Rosanne Gatta, Treasurer
                        Anthony Giampetro, Assistant Treasurer
                        Joseph T. Laudadio, Underwriting Officer
                        William, P. Loesche, Secretary

Upon motion duly made, seconded and carried, it was resolved that the following resolutions be adopted adding new subaccounts to the Providentmutual Variable Annuity Separate Account:

          WHEREAS, the Board of Directors of Providentmutual Life and Annuity Company of America ("PLACA") established the Providentmutual Variable Annuity Separate Account ("Annuity Account") on May 9, 1991, pursuant to the provisions of the Section 406.2 of the Pennsylvania Insurance Code; and

          WHEREAS, PLACA redomesticated as a Delaware Insurance Company subject to regulation by the Delaware Insurance Department and the Annuity Account is subject to and conforms with the provisions of Section 2932 of the Delaware Insurance Code; and

          WHEREAS, on September 21, 1995, the Board of Directors added eight additional subaccounts, for a total of thirty-one subaccounts; and

          WHEREAS, PLACA now desires to establish three additional subaccounts, each of which will invest in shares, of a designated mutual fund portfolio and to which net premiums under the contracts shall be allocated in accordance with instructions received from owner of the contracts.

          NOW, BE IT RESOLVED, that PLACA, pursuant to the provisions of Section 2932 of the Delaware Insurance Code, does hereby establish and create the following additional investment Subaccounts of the Annuity Account: THE ALGER SMALL CAPITALIZATION SUBACCOUNT; THE FIDELITY CONTRAFUND SUBACCOUNT AND THE VAN ECK WORLDWIDE EMERGING MARKETS SUBACCOUNT.

          FURTHER RESOLVED, that the President or a Vice President be, and hereby are, authorized to take all necessary and appropriate actions to enter into agreements for the sale of shares and to take such other actions and execute such other agreements as they deem necessary or desirable to carry out the foregoing and the intent and purposes thereof.
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Upon motion duly made, seconded and carried, it was resolved that the following resolutions be adopted adding new subaccounts to the Providentmutual Variable Life Separate Account:

          WHEREAS, the Board of Directors of Providentmutual Life and Annuity Company of America ("PLACA") established the Providentmutual Variable Life Separate Account ("Separate Account") on June 30, 1994, pursuant to the provisions of the Section 2932 of the Delaware Insurance Code; and

          WHEREAS, PLACA subsequently added three additional subaccounts: the Twentieth Century Growth Subaccount; the Van Eck Gold and Natural Resources Subaccount; and the Van Eck Global Bond Subaccount; and

          WHEREAS, PLACA now desires to establish three additional subaccounts, each of which will invest in shares of a designated mutual fund portfolio and to which net premiums under the contracts shall be allocated in accordance with instructions received from owner of the contracts.

          NOW, BE IT RESOLVED, that PLACA, pursuant to the provisions of Section 2932 of the Delaware Insurance Code, does hereby establish and create the following additional investment Subaccounts of the Separate Account: THE ALGER SMALL CAPITALIZATION SUBACCOUNT; THE FIDELITY CONTRAFUND SUBACCOUNT; AND THE VAN ECK WORLDWIDE EMERGING MARKETS SUBACCOUNT.

          FURTHER RESOLVED, that the President or a Vice President be, and hereby are, authorized to take all necessary and appropriate actions to enter into agreements for the sale of shares and to take such other actions and execute such other agreements as they deem necessary or desirable to carry out the foregoing and the intent and purposes thereof.

Mr. Ingram then discussed a proposed private placement annuity product being developed in conjunction with an investment advisor who has worked with William
E. Simon. The product originated with two agents in PMLIC's Cranford agency. The contract would have as an investment choice a hedge fund which would operate as a "fund of funds". A meeting was held with the Delaware Insurance Department, whose main concern was with disclosure. The contract and related documentation are currently being developed.

Meeting adjourned at 3:00 P.M.


                                            /s/ Linda E. Senker
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                                            Linda E. Senker, Assistant Secretary